MEMORANDUM

     The First Trust GNMA Reinvestment Income Trust "GRIT",
                           Series 102
                       File No. 333-142728

     The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of bonds on June 13, 2007 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.

                         THE PROSPECTUS

Cover Page     The date of the Trust has been added.

Page 3         The following information for the Trust appears:

               The total number of units initially being offered and the initial size of the Trust.

               The Public Offering Price on the business day prior to the Initial Date of Deposit.

               The estimated long term return and estimated current return (if applicable) to Unit holders as of the business day prior to the Initial Date of Deposit.

               The first distribution and record dates.

Page 5         The   Report  of  Independent  Registered   Public
               Accounting Firm has been completed.

Page 6 The Statement of Net Assets for the Trust has been completed.

Page 7         The Schedule of Investment has been completed.

Back Cover     The  series number for the Trust and the  date  of
               the Prospectus have been included.

                       THE TRUST AGREEMENT

               The Trust Agreement has been conformed to reflect the execution thereof.


                                   CHAPMAN AND CUTLER LLP

June 13, 2007